As filed with the Securities and Exchange Commission on April 30, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PROGRESS SOFTWARE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Massachusetts	04-2746201
(State of Incorporation)	(I.R.S. Employer Identification Number)
14 Oak Park
Bedford, Massachusetts 01730
(781) 280-4000
(Address of Principal Executive Offices)
PROGRESS SOFTWARE CORPORATION
2008 STOCK OPTION AND INCENTIVE PLAN
(Full Title of the Plan)

Joseph W. Alsop
Progress Software Corporation
14 Oak Park
Bedford, Massachusetts 01730
(Name and Address of Agent for Service)
(781) 280-4000
(Telephone Number, Including Area Code, of Agent For Service)
WITH A COPY TO:
Anthony J. Medaglia, Jr.
Goodwin Procter LLP
53 State Street
Boston, Massachusetts 02109
(617) 570-1000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

					Proposed Maximum
Title of Securities to be	Amount to be		Proposed Maximum		Aggregate Offering	Amount of
Registered	Registered(1)		Offering Price Per Share		Price	Registration Fee
Common stock, $0.01 par value per share	2,934,940		$30.335	(2)	$89,031,405	$3,499
	865,060		29.94	(3)	25,899,896	1,018
	200,041	(4)	30.335	(2)	6,068,244	239
	15,138	(5)	30.335	(2)	459,211	18
	32,188	(6)	30.335	(2)	976,423	38
Total	4,047,367				$122,435,179	$4,002 (7)

(1)	This registration statement also relates to such indeterminate number of additional shares of common stock of Progress Software Corporation as may be required pursuant to its 2008 Stock Option and Incentive Plan (the “2008 Plan”) in the event of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar event.

(2)	Calculated pursuant to Rules 457(c) and (h)(1) under the Securities Act of 1933 based on the average of the high and low sale prices of the common stock as reported on the Nasdaq Global Select Market on April 28, 2008.

(3)	Represents the exercise price of outstanding options which have been granted under the 2008 Plan.

(4)	Represents 200,041 shares of common stock previously registered by the registrant on Form S-8 (File No. 333-146233) in connection with the registrant’s 1997 Stock Incentive Plan.

(5)	Represents 15,138 shares of common stock previously registered by the registrant on Form S-8 (File No. 33-96320) in connection with the registrant’s 1994 Stock Incentive Plan.

(6)	Represents 32,188 shares of common stock previously registered by the registrant on Form S-8 (File No. 33-50654) in connection with the registrant’s 1992 Incentive and Nonqualified Stock Option Plan.

(7)	The total registration fee for the shares being registered hereby is $4,812. An aggregate filing fee of $810 previously paid by the registrant in connection with the registration of the shares on Form S-8 (File Nos. 33-50654, 33-96320 and 333-146233) is offset against the filing fee for this registration statement.

EXPLANATORY NOTE
     This Registration Statement on Form S-8 (the “Registration Statement”) is being filed for the purpose of registering shares of common stock, par value $0.01 per share (“Common Stock”), of Progress Software Corporation (the “Company”) to be offered to participants under the Company’s 2008 Stock Option and Incentive Plan (the “2008 Plan”). The maximum number of shares of Common Stock reserved and available for issuance under the 2008 Plan includes 3,800,000 shares, plus the shares available for issuance under the Company’s 1992 Incentive and Nonqualified Stock Option Plan, 1994 Stock Incentive Plan and 1997 Stock Incentive Plan (collectively, the “Old Stock Plans”), as of the effective date of the 2008 Plan. As of such effective date, there were 247,367 shares available for grant under the Old Stock Plans, which shares were previously registered with the Securities and Exchange Commission (the “Commission”) on Form S-8 (File Nos. 33-50654, 33-96320 and 333-146233) in connection with the Old Stock Plans. Such shares are carried forward and deemed covered by this Registration Statement in connection with the 2008 Plan. Additional shares reserved for issuance under the Old Stock Plans may become available in the future as a result of the forfeiture, cancellation or termination of awards (other than by exercise) under the Old Stock Plans, and these additional shares will be included in the shares reserved for issuance under the 2008 Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
     The following documents are incorporated herein by reference:
(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2007, as filed with the Commission on January 29, 2008;

(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended February 29, 2008, as filed with the Commission on April 9, 2008;

(c)	The Company’s Current Report on Form 8-K filed on February 11, 2008 (except for the Item 7.01 information), as amended on March 17, 2008; the Company’s Current Report on Form 8-K filed on March 6, 2008; and the Company’s Current Report on Form 8-K filed on April 28, 2008; and

(d)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A dated July 22, 1991, as filed with the Commission pursuant to Section 12 of the Exchange Act, including any amendment thereto or report filed for the purpose of updating such description.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.
Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
     The validity of the Common Stock offered hereby will be passed upon for the Company by Goodwin Procter LLP, Boston, Massachusetts. Anthony J. Medaglia, Jr., who is Of Counsel at Goodwin Procter LLP, is an Assistant Secretary of the Company.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Section 2.02(b)(4) of the Massachusetts Business Corporation Act, Chapter 156D of the Massachusetts General Laws (the “MBCA”) allows a corporation to eliminate or limit the personal liability of a director of a corporation to the corporation for monetary damages for a breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability, except where the director breached his duty of loyalty to the corporation or its shareholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of an improper distribution or obtained an improper personal benefit. The Company has included a similar provision in its articles of organization.
     Section 8.51(a) of the MBCA provides that a corporation may indemnify its directors against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred in connection with any litigation or other legal proceeding brought against any director by virtue of his position as a director of the corporation unless he is deemed to have not acted in good faith in the reasonable belief that his action was in the best interest of the corporation or in the case of any criminal proceeding, he knowingly violated the law. As noted below, the Company has provided for director indemnification in its articles of organization and by-laws.
     Section 8.52 of the MBCA provides that a corporation must indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.
     Section 8.53 of the MBCA provides that a corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he is a director if he delivers to the corporation both a written affirmation of his good faith belief that he has met the relevant standard of conduct described in Section 8.51 of the MBCA or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of organization, and a written undertaking to repay any funds advanced if he is not entitled to mandatory indemnification.
     Section 8.56(a) of the MBCA (“Section 8.56”) provides that a corporation may indemnify its officers to the same extent as its directors and, for officers that are not directors, to the extent provided by (i) the articles of organization, (ii) the by-laws, (iii) a vote of the board of directors or (iv) a contract. In all instances, the extent to which a corporation provides indemnification to its officers under Section 8.56 is optional.
     The Company’s by-laws, as amended, provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether criminal, civil, administrative, investigative or otherwise, because he is or was a director or officer of the Company or was a director, officer, employee or agent of another corporation serving at the request of the Company (an “Agent”), whether the basis of such proceeding is an alleged action in that person’s official capacity with the Company or in any other capacity while serving as such director or officer of the Company or serving as an Agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the MBCA against all expense, liability and loss reasonably incurred. Such indemnification shall continue to an indemnitee who has ceased to be such a director, officer or Agent and shall inure to the benefit of such indemnitee’s heirs, executors and administrators. This right to indemnification shall extend to those proceedings initiated by such indemnitee only if the proceeding was authorized or ratified by the Board of Directors of the Company. This indemnification right shall include the right to be paid by the Company the expenses incurred in defending any proceeding in advance of its final disposition. However, if the MBCA so requires, advancement of expenses shall be made only upon delivery to the Company of an undertaking to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified.

     The by-laws further provide that the Company may maintain directors’ and officers’ liability insurance. The Company maintains a directors’ and officers’ liability insurance policy.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
Not applicable.
ITEM 8. EXHIBITS.

Exhibit	Description

4.1	Restated Articles of Organization, as amended (incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, as filed with the Commission on May 1, 2006).

4.2	By-laws, as amended and restated (incorporated herein by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K, as filed with the Commission on May 1, 2006).

4.3*	Progress Software Corporation 2008 Stock Option and Incentive Plan.

5.1*	Opinion of Goodwin Procter LLP.

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney (included in signature page to this registration statement).

*	Filed herewith
ITEM 9. UNDERTAKINGS.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Bedford, the Commonwealth of Massachusetts, on this 30th day of April, 2008.

PROGRESS SOFTWARE CORPORATION

By:	/s/ Joseph W. Alsop

Joseph W. Alsop
Chief Executive Officer and President
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Joseph W. Alsop and Norman R. Robertson his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or in his name, place and stead, in any and all capacities to sign any and all amendments or post-effective amendments to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph W. Alsop	Chief Executive Officer, President and Director	April 30, 2008
Joseph W. Alsop	(Principal Executive Officer)

/s/ Norman R. Robertson Norman R. Robertson	Senior Vice President, Finance and Administration and Chief Financial Officer	April 30, 2008
(Principal Financial Officer)

/s/ David H. Benton, Jr.	Vice President and Corporate Controller	April 30, 2008
David H. Benton, Jr.	(Principal Accounting Officer)

Barry N. Bycoff	Director	April 30, 2008

/s/ Roger J. Heinen, Jr. Roger J. Heinen, Jr.	Director	April 30, 2008

/s/ Charles F. Kane Charles F. Kane	Director	April 30, 2008

Signature	Title	Date

/s/ David A. Krall David A. Krall	Director	April 30, 2008

/s/ Michael L. Mark Michael L. Mark	Chairman of the Board of Directors	April 30, 2008

EXHIBIT INDEX

Exhibit	Description

4.1	Restated Articles of Organization, as amended (incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, as filed with the Commission on May 1, 2006).

4.2	By-laws, as amended and restated (incorporated herein by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K, as filed with the Commission on May 1, 2006).

4.3*	Progress Software Corporation 2008 Stock Option and Incentive Plan.

5.1*	Opinion of Goodwin Procter LLP.

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney (included in signature page to this registration statement).

*	Filed herewith